Exhibit 99.1

Mr. Randy Tomlin
Chairman of the Board
MobileSmith
5400 Trinity Rd., Ste 208
Raleigh, NC 27607

March 6, 2020

Dear Randy,

Please allow this letter to serve as my notice of resignation from the MobileSmith, Inc. Board of Directors (“Board”), effective March 6, 2020.

I have enjoyed my time working with the company, but I am submitting my resignation as of this date. As discussed, I believe the company should reduce its corporate regulatory burdens, and I believe that “right-sizing” the Board is an important part of those goals. I believe that my resignation at this time will assist with those goals.

I wish the Board and its management all the best in its future endeavors.

Warm Regards,

/s/ Ray Hemmig

Ray Hemmig

CC: Mr. Jerry Lepore, Chief Executive Officer